EXHIBIT 99.1

CCC INFORMATION SERVICES NAMES JOHN D. COLLINS TO

BOARD OF DIRECTORS

CHICAGO, November 8, 2004 - CCC Information Services Group Inc. (NASDAQ: CCCG), a leading supplier of information and technology solutions to the automotive-claims and collision-repair industries, has named John D. Collins to its board of directors and to serve on the Board’s Audit Committee. Collins fills a vacancy created when CCC recently increased the size of the board of directors from seven to eight members.

Collins, 66, brings 44 years of auditing experience to CCC, with more than forty of those years in the employ of KPMG, LLP (formerly Peat Marwick Mitchell & Co.). Most recently Collins held the position of senior audit partner at KPMG’s New York office. At present he is a member of the board of trustees and chairman of the finance committee at LeMoyne College in Syracuse, New York.

“We are fortunate to have someone of John’s caliber on our board,” said Githesh Ramamurthy, chairman and chief executive officer, CCC. “His extensive auditing experience and overall business acumen will prove to be an invaluable asset as we continue to take a proactive approach to our financial reporting processes.”

During his time at KPMG, Collins handled principal client responsibilities for such companies as General Electric, Citicorp, Travelers Group and Pepsico. In addition, he served as U.S. representative to the International Auditing Procedures Committee for the International Federation of Accountants. Collins earned a bachelor of business arts degree from LeMoyne College and is a Certified Public Accountant.

About CCC

CCC Information Services Inc., headquartered in Chicago, is a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive-claims and collision-repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication among approximately 21,000 collision-repair facilities, 350 insurance companies, and a range of industry participants. For more information about CCC Information Services Inc., visit our web site at www.cccis.com or contact Michelle Hellyar of CCC at 312-229-2830 or John Harris of CCC at 312-229-2693.
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